Exhibit 10.46

RETENTION AND SEVERANCE AGREEMENT

This RETENTION AND SEVERANCE AGREEMENT (this “Agreement”) is entered into as of November 20, 2012 by and between MORNINGSTAR FOODS, LLC, a limited liability company under the laws of the State of Delaware (the “Company”), and Kevin C. Yost (the “Employee”).

WHEREAS, the Company has determined that it is advisable to provide certain key employees supporting the Transaction (as defined below) with certain retention benefits during the term of this Agreement; and

WHEREAS, the Company has determined that it is advisable to provide certain key employees supporting the Transaction with certain severance benefits during the term of this Agreement;

NOW, THEREFORE, for good and valuable consideration, including the mutual covenants set forth herein, the parties hereto agree as follows:

1. Definitions. The following terms shall have the following meanings for purposes of this Agreement:

(a)	“Base Salary” means the annual base compensation earned or to be earned by the Employee during the calendar year 2012 or the then-current calendar year, whichever is higher.

(b)	“Cause” means (i) the Employee’s conviction of any crime deemed by the Company to make the Employee’s continued employment untenable; (ii) the Employee’s willful and intentional misconduct or negligence that has caused or could reasonably be expected to result in material injury to the business or reputation of the Company; (iii) the Employee’s conviction of, or entering a plea of guilty or nolo contendere to, a crime constituting a felony; (iv) the breach by the Employee of any written covenant or agreement with the Company or (v) the Employee’s failure to comply with or breach of the “code of conduct” applicable to the employees of the Company or the Successor Employer (as defined below) as in effect from time to time.

(c)	“Material Adverse Reason” means the occurrence of one or more of the following without the Employee’s consent:

(i)	a material diminution of the Employee’s authority, duties, responsibilities or compensation; or

(ii)	a change in the geographic location at which the Employee must perform services (which for purposes of this Agreement means relocation of the offices at which the Employee is principally employed to a location more than 50 miles from the location of such offices immediately prior to the relocation).

The Employee must provide written notice of a potential resignation for Material Adverse Reason to the Company within 30 days after the act or failure constituting Material Adverse Reason. After receiving such notice, the Company shall have a period of 30 days in which it may correct the act or failure that constitutes the grounds for Material Adverse Reason as set forth in the Employee’s notice of termination. If the act or failure is substantially corrected during such 30 day period, a Material Adverse Reason no longer exists and the Employee shall withdraw his written notice. If the act or failure is not substantially corrected within such 30 day period, the Employee must resign his employment for Material Adverse Reason within 30 days after the end of the cure period in order for such resignation to be considered for Material Adverse Reason.

(d)	“Qualifying Termination” means the involuntary termination of the Employee’s employment by the Company or the Successor Employer without Cause or the Employee’s resignation with Material Adverse Reason.

(e)	“STI Target” means the amount of the Employee’s annual short term incentive target bonus under the Morningstar 2012 Short-Term Incentive Compensation Plan for 2012.

(f)	“Transaction” means the potential sale by Dean Foods Company (“Dean Foods”) of all or substantially all of its interests in or the assets of the Company to one or more purchasers that each are not an entity owned by or affiliated with Dean Foods or any of its subsidiaries.

(g)	All monetary terms in this Agreement, whether expressed as specific numbers or expressed as products of various formulas, are meant to be expressed in U.S. Dollars.

2. Program Payments and Benefits.

(a)	Incentive Payment.

(i)	2012 Closing. If the Transaction is consummated on or prior to December 31, 2012 (the “2012 Closing”) and the Employee (x) is employed by the Company or its affiliates at all times between the date hereof and the date of the 2012 Closing and (y) has complied in all material respects with the terms and conditions of this Agreement; then subject to Section 4, the Employee will be entitled to the following payments in accordance with the terms and conditions described below and without applying any proration. On the date which is 60 days following the date of the 2012 Closing, the Employee shall be paid a cash payment equal to the award determined in accordance with the Morningstar 2012 Short-Term Incentive Compensation Plan with respect to the 2012 performance year, calculated as of the end of the last business day of the full month ended prior to the 2012 Closing. For the avoidance of doubt, any payment made to the Employee pursuant to this Section 2(a)(i) shall be in lieu of the incentive award payable to the Employee pursuant to the Morningstar 2012 Short-Term Incentive Compensation Plan with respect to the 2012 performance year.

(ii)	2013 Closing. If the Transaction is consummated during the period beginning on January 1, 2013 and ending on or prior to June 30, 2013 (the “2013 Closing”) and the Employee (x) is employed by the Company or its affiliates at all times between the date hereof and the date of the 2013 Closing and (y) has complied in all material respects with the terms and conditions of this Agreement; then subject to Section 4, the Employee will be entitled to the following payments in accordance with the terms and conditions described below. On the date which is 60 days following the date of the 2013 Closing, the Employee shall be paid a cash payment equal to the product of (x) the 2013 Transaction Payment (as defined below), multiplied by (y) the Monthly Proration Factor (as defined below).

(iii)	2013 Transaction Payment Calculation. The “2013 Transaction Payment” shall be as follows: (x) if the date of the 2013 Closing occurs during the period beginning on January 1, 2013 and ending on or prior to February 28, 2013, the 2013 Transaction Payment shall be equal to the actual award payable to the Employee in accordance with the Morningstar 2012 Short-Term Incentive Compensation Plan with respect to the full 2012 performance year, and (y) if the date of the 2013 Closing occurs during the period beginning on March 1, 2013 and ending on or prior to June 30, 2013, the 2013 Transaction Payment shall be equal to the award determined in accordance with the Morningstar Short-Term Incentive Compensation Plan in effect for 2013, calculated as of the end of the last business day of the full month ended prior to the date of the 2013 Closing.

(iv)	Proration Calculation. The “Monthly Proration Factor” shall be as follows: (x) if the date of the 2013 Closing occurs between the first day of a month and the 14th day of such month, the 2013 Transaction Payment proration will be calculated beginning with the full calendar month prior the date of the 2013 Closing and the Monthly Proration Factor shall be equal a fraction, the numerator of which is the number of full calendar months elapsed in 2013 prior to the month in which the 2013 Closing occurred, and the denominator of which is 12, and (y) if the date of the 2013 Closing occurs between the 15th day of a month and the end of such month, the 2013 Transaction Payment proration will be calculated based on full month participation for that month and the Monthly Proration Factor shall be equal a fraction, the numerator of which is the number of months elapsed in 2013 including the month in which the 2013 Closing occurred, and the denominator of which is 12. As an example of the calculation of the Monthly Proration Factor, (x) if the date of the 2013 Closing is April 14, 2013, the Monthly Proration Factor shall be 3/12, and (y) if the date of the 2013 Closing is April 15, 2013, the Monthly Proration Factor shall be 4/12.

(v)	Closing Payment. If the Transaction is consummated on or prior to June 30, 2013 and the Employee (x) is employed by the Company or its affiliates at all times between the date hereof and the closing date of the Transaction (the “Closing Date”) and (y) has complied in all material respects with the terms and conditions of this Agreement; then subject to Section 4, the Employee will be entitled to a payment equal to $300,000, which shall be paid on the date which is 60 days following the Closing Date.

(vi)	2013 Transaction Payment and Closing Payment Nonexclusive. For the avoidance of doubt, any payment made to the Employee pursuant to Section 2(a)(ii) shall be in addition to any incentive award payable to the Employee pursuant to the Morningstar 2012 Short-Term Incentive Compensation Plan with respect to the 2012 performance year. Further, for the avoidance of doubt, any payment made to the Employee pursuant to Section 2(a)(v) shall be in addition to any incentive award payable to the Employee pursuant to Section 2(a)(i) or Section 2(a)(ii), as applicable, and the Morningstar 2012 Short-Term Incentive Compensation Plan with respect to the 2012 performance year.

(vii)	Incentive Payments Upon Certain Terminations. Any incentive payments made pursuant to this Section 2(a) shall be payable only if the Employee becomes an employee of the entity acquiring the Company (including any subsidiaries or affiliates, the “Successor Employer”) on the consummation of the Transaction, and the Employee remains employed through the applicable payment date. Notwithstanding the foregoing, in the event that (A) the Successor Employer in the Transaction does not offer substantially comparable employment to the Employee effective as of the Closing Date, or (B) the Employee incurs a Qualifying Termination during the 60-day period following the date of the Closing Date, the Employee shall become entitled to receive the applicable incentive payments, as applicable, set forth in this Section 2(a). Such incentive payments shall be made on the date of termination of the Employee’s employment.

(b)	Initial Retention Payment.

(i)	If the Transaction is consummated on or prior to June 30, 2013 and the Employee (x) is employed by the Company or its affiliates at all times between the date hereof and the Closing Date and (y) has complied in all material respects with the terms and conditions of this Agreement; then subject to Section 4, the Employee will be entitled to the following payments in accordance with the terms and conditions described below. The Employee shall become entitled to receive and shall be paid an initial retention payment in an amount equal to seventy percent (70%) of the Employee’s Base Salary (the “Initial Retention Payment”) on the date which is 90 days following the date of the Closing Date if the Employee becomes an employee of the Successor Employer on the date of the Closing Date and remains employed through such payment date.

(ii)	In the event that (A) the Successor Employer in the Transaction does not offer substantially comparable employment to the Employee effective as of the Closing Date, or (B) the Employee incurs a Qualifying Termination during the 90 day period following the date of the Closing Date, the Employee shall become entitled to receive the Initial Retention Payment. Such Initial Retention Payment shall be made on the date of termination of the Employee’s employment.

(c)	Subsequent Retention Payment.

(i)	If the Transaction is consummated on or prior to June 30, 2013 and the Employee (x) is employed by the Company or its affiliates at all times between the date hereof and the Closing Date and (y) has complied in all material respects with the terms and conditions of this Agreement; then subject to Section 4, the Employee will be entitled to the following payments in accordance with the terms and conditions described below. The Employee shall become entitled to receive and shall be paid the Subsequent Retention Payment (as defined below) on the date which is 180 days following the Closing Date if the Employee becomes an employee of the Successor Employer on the Closing Date and remains employed through such payment date.

(ii)	In the event that (A) the Successor Employer does not offer substantially comparable employment to the Employee effective as of the Closing Date or (B) the Employee incurs a Qualifying Termination during the 180 day period following the Closing Date, the Employee shall become entitled to receive the Subsequent Retention Payment. Such Subsequent Retention Payment shall be made on the date of termination of the Employee’s employment.

(iii)	The “Subsequent Retention Payment” means a cash payment equal to $2,000,000.

(d)	The Employee shall not be entitled to any of the payments described in this Section 2 if the Employee, prior to the applicable payment date as described above (x) voluntarily resigns without Material Adverse Reason from the Company or the Successor Employer unless such resignation is from the Successor Employer at any time during the period from the six-month anniversary of the Closing Date to the twelve-month anniversary of the Closing Date, or (y) is terminated by the Company or the Successor Employer for Cause.

(e)	Severance Payments and Benefits. If (x) the Successor Employer does not offer substantially comparable employment to the Employee effective as of the Closing Date or (y) the Employee incurs a Qualifying Termination within one year following the Closing Date or (z) the Employee resigns from his employment for any reason at any time during the period from the six-month anniversary of the Closing Date to the twelve-month anniversary of the Closing Date, the Employee shall be entitled to receive the following, in addition to any amounts owed pursuant to Sections 2(a), 2(b) and 2(c):

(i)	Severance. The Employee shall be entitled to a lump sum cash payment in an amount equal to two (2) times the sum of the Base Salary and STI Target. This amount shall be payable within thirty (30) days after the Release Agreement described in Section 4 becomes effective and irrevocable in accordance with its terms, but in all events within sixty (60) days of the date of termination of Employee’s employment by reason of the Successor Employer’s failure to offer substantially comparable employment, the date of the Qualifying Termination, or the date of Employee’s resignation from his employment for any reason at any time during the period from the six-month anniversary of the Closing Date to the twelve-month anniversary of the Closing Date, provided that in the event the designated 60-day period begins in one taxable year and ends in the next taxable year, the amount shall be payable in the second taxable year.

(ii)	Expenses for COBRA Continuation Coverage. Subject to the Employee’s timely and valid election of Consolidated Omnibus Reconciliation Act (“COBRA”) continuation coverage, the Employee shall be entitled to payment of the premiums paid for such coverage up to an amount of $50,000. Notwithstanding the foregoing, any obligation to reimburse such COBRA continuation coverage expenses shall terminate upon the date on which the Employee becomes eligible for group health coverage from a subsequent employer.

(iii)	Outplacement Services. The Employee shall be entitled receive a lump sum payment of $50,000. This amount is intended for out placement and associated services, This amount shall be payable within thirty (30) days after the Release Agreement described in Section 4 becomes effective and irrevocable in accordance with its terms, but in all events within sixty (60) days of the date of termination of Employee’s employment by reason of the Successor Employer’s failure to offer substantially comparable employment, the date of the Qualifying Termination, or the date of Employee’s resignation from his employment for any reason at any time during the period from the six-month anniversary of the Closing Date to the twelve-month anniversary of the Closing Date, provided that in the event the designated 60-day period begins in one taxable year and ends in the next taxable year, the amount shall be payable in the second taxable year.

For the avoidance of doubt, to the extent the Transaction is consummated and the Employee receives severance pursuant to the Successor Employer’s severance plan in which the Employee participates (the “Successor’s Severance”), the severance payable pursuant to this Section 2(e) shall be reduced on a dollar for dollar basis by the amount of the Successor’s Severance.

3. Retention Payment – Transaction Is Not Consummated On or Prior to June 30, 2013; Qualifying Termination Prior to Consummation of Transaction.

(a)	If the Transaction is not consummated on or prior to June 30, 2013, the Employee shall be entitled to receive and shall be paid a cash payment equal to seventy percent (70%) of the Employee’s Base Salary on June 30, 2013, subject to the following terms and conditions:

(i)	The Company achieves its operating income target under the Morningstar 2012 Short-Term Incentive Compensation Plan for fiscal year 2012, as determined by Dean Foods in good faith; and

(ii)	The Employee remains employed by the Company or an affiliate or subsidiary thereof through June 30, 2013 and has complied in all material respects with the terms and conditions of this Agreement.

(b)	If (i) the Employee incurs a Qualifying Termination prior to the consummation of the Transaction and (ii) the Company achieves its operating income target under the Morningstar 2012 Short-Term Incentive Compensation Plan for fiscal year 2012, as determined by Dean Foods in good faith, then, the Employee shall be entitled to receive a cash payment equal to seventy percent (70%) of the Employee’s Base Salary, payable within thirty (30) days after the Release Agreement described in Section 4 becomes effective and irrevocable in accordance with its terms (but in all events within sixty (60) days of the date of termination of Employee’s employment), provided that in the event the designated 60-day period begins in one taxable year and ends in the next taxable year, the amount shall be payable in the second taxable year; and provided further that if the Qualifying Termination occurs prior to the end of fiscal year 2012, achievement of the Company’s operating income target under the Morningstar 2012 Short-Term Incentive Compensation Plan shall be determined as of the end of the last business day of the full month prior to the Qualifying Termination.

4. Other Conditions to Payment. The right to any benefits set forth in Section 2(e) and Section 3(b) is conditional upon the Employee’s delivery of an executed general release of claims in the form attached to this Agreement as Exhibit A. The right to any benefits set forth in Section 2 or 3 is subject to the Employee’s continued compliance with any confidentiality or other restrictive covenant to which the Employee is a party.

5. Exclusivity and No Duplication of Severance Benefits. The Employee understands and agrees that any benefits provided under this Agreement for a termination of employment with the Company or with the Successor Employer for the reasons set forth in Section 2(e) this Agreement shall be in lieu of, and the Employee shall not be entitled to any benefits under, the Dean Foods Executive Severance Pay Plan, the Dean Foods Exempt

Employees Severance Plan or any other similar plan. The Employee also understands and agrees that the benefits provided under this Agreement related to a termination for the reasons set forth in Section 2(e) of this Agreement are in lieu of any termination or severance benefits that he may be entitled to receive under the terms and conditions of his employment or by law and the terms and conditions of his employment are hereby amended to delete any provision granting any such right or requiring any notice of termination. The Employee hereby knowingly and expressly waives any right he may have at law or in equity to receive severance pay in addition to the benefits set forth in this Agreement for a termination for the reasons outlined in Section 2(e) of this Agreement, and if such waiver shall be determined to be invalid or unenforceable, he agrees that any such pay that he may receive shall reduce the benefits to which he is entitled hereunder on a dollar for dollar basis. Except as specifically described above, nothing in this Agreement shall be deemed to be an amendment to the terms and conditions of the Employee’s employment. The Company and Employee agree that Employee is not disqualified from being eligible to receive severance benefits pursuant to any Company severance plan then in effect if employment with the Company is terminated prior to the Closing Date or subsequent to the termination of this Agreement as detailed in Section 6, for reasons other than those set forth in Section 2(e) of this Agreement.

6. Term. This agreement shall terminate on June 30, 2013; provided, however, that any obligation of the Company to pay any applicable benefits set forth in Section 2 or Section 3 to the Employee subsequent to June 30, 2013 (as well as any provisions relating to the conditions or other terms of such payments) shall survive the termination.

7. Section 409A. The parties intend that payments and benefits under this Agreement comply with Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. Notwithstanding anything contained herein to the contrary, the Employee shall not be considered to have terminated employment with Dean Foods or the Successor Employer for purposes of any payments under this Agreement which are subject to Section 409A until the Employee has incurred a “separation from service” from Dean Foods or the Successor Employer as the case may be within the meaning of Section 409A. Each amount to be paid or benefit to be provided under this Agreement shall be construed as a separate identified payment for purposes of Section 409A. Without limiting the foregoing and notwithstanding anything contained herein to the contrary, to the extent required in order to avoid an accelerated or additional tax under Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement during the six-month period immediately following the Employee’s separation from service shall instead be paid on the first business day after the date that is six months following the Employee’s separation from service (or, if earlier, the Employee’s date of death). To the extent required to avoid an accelerated or additional tax under Section 409A, amounts reimbursable to the Employee shall be paid to the Employee on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in kind benefits provided to the Employee) during one year may not affect amounts reimbursable or provided in any subsequent year. Dean Foods or the Successor Employer makes no representation that any or all of the payments described in this Agreement will be exempt from or comply with Section 409A and makes no undertaking to preclude Section 409A from applying to any such payment.

8. Source of Payments/Tax Withholding. All payments and benefits provided to the Employee under this Agreement shall be made or provided by the Company or an affiliate thereof, subject to the withholding of all applicable employment and income taxes.

9. Confidentiality of Agreement. The Employee agrees that the terms and existence of this Agreement and the Transaction shall be and will remain confidential and shall not be disclosed by the Employee to any party other than the Employee’s spouse, attorney, accountant, or tax preparer if such persons have agreed to keep such information confidential and except as may be compelled by valid legal process; provided, however, that the Company may, in writing, expressly waive any of the provisions of this Section 9.

10. Cooperation of Employee. The Employee hereby agrees to:

(a)	provide all support requested by Dean Foods in connection with the Transaction, including the provision of any information and assistance relating to the Transaction as may be required by Dean Foods to ensure that the Transaction is successfully completed or as may otherwise be requested by Dean Foods;

(b)	attend meetings with Dean Foods (or its respective advisers) and third parties designated by Dean Foods that relate to due diligence in respect of the Transaction;

(c)	assist in the preparation of responses to questions or other inquiries submitted by potential purchasers in connection with the Transaction; and

(d)	comply with the process and procedures established by Dean Foods in connection with the Transaction.

11. Severability. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect.

12. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof. This Agreement may not be modified in any manner except by a written instrument signed by each of the Company and the Employee.

13. Notices. Any notice required under this Agreement shall be in writing and shall be delivered by overnight delivery service, certified mail (return receipt requested), or facsimile (with delivery confirmation) to each of the parties as follows:

To the Employee: at the address as it appears in the Company’s books and records.

To the Company:

Morningstar Foods, LLC c/o Dean Foods Company

2711 North Haskell, Suite 3400

Dallas, Texas 75204

Attn.: General Counsel

Tel.: 214-303-3400

Fax: 214-303-4713

14. Governing Law. The provisions of this Agreement shall be construed in accordance of the laws of the State of Texas, without reference to the conflicts of laws provisions thereof.

15. Assignment. This Agreement may not be assigned by Employee or the Company without the prior written consent of the other party (except for the assumption of this Agreement by any Successor Employer).

[Signature Page Follows]

IN WITNESS WHEREOF, the Employee and the Company have executed this Agreement as of the date and year first above written.

MORNINGSTAR FOODS, LLC

By:	/s/ Steven J. Kemps
Name: Steven J. Kemps Title: EVP and General Counsel

EMPLOYEE

/s/ Kevin C. Yost
Kevin C. Yost

EXHIBIT A

FORM OF GENERAL RELEASE TO BE EXECUTED ON TERMINATION

For good and valuable consideration, Kevin C. Yost (the “Employee”) hereby agrees to the terms of this agreement (this “Agreement”) on the date indicated below.

1. Release.

(a) Employee, on behalf of himself/herself and his/her heirs, executors, administrators, successors and assigns, hereby voluntarily, irrevocably and unconditionally releases and discharges Dean Foods Company and Morningstar Foods, LLC (collectively, the “Company”) and their respective subsidiaries, divisions and affiliates, together with their present and former respective owners, partners, members, officers, directors, trustees, shareholders, managers, representatives, employees, attorneys and agents, associates and each of their affiliates, predecessors, heirs, executors, administrators, family members, successors and assigns (collectively, the “Released Parties”) from any and all charges, complaints, claims, liabilities, obligations, costs, losses, debts, expenses, suits, sums of money, contracts, agreements, promises, controversies, causes of action and demands of any nature whatsoever, in law or in equity, whether known or unknown, suspected or unsuspected, whether under any state or federal statutory or common law, which against the Released Parties, jointly or severally, Employee or Employee’s heirs, executors, administrators, successors or assigns ever had, now have or hereafter can, shall or may have by reason of any matter, cause or thing whatsoever arising from the beginning of time to the time Employee executes this Agreement. This release includes, but is not limited to, any rights or claims relating in any way to Employee’s employment relationship with the Company or any of the Released Parties, or the termination thereof, any rights or claims arising under any statute or regulation, including the Age Discrimination in Employment Act of 1967, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act of 1990, the Employee Retirement Income Security Act of 1974, the Family and Medical Leave Act of 1993, the Fair Labor Standards Act, the Equal Pay Act, the Immigration and Reform Control Act, the Uniform Services Employment and Re-Employment Act, the Rehabilitation Act of 1973, Executive Order 11246, the Sarbanes-Oxley Act of 2002, the Texas Commission on Human Rights Act, the Texas Workers’ Compensation Act, each as amended, and/or any other applicable foreign, federal, state or local law, regulation, ordinance or common law, or under any policy, agreement, understanding or promise, written or oral, formal or informal, between any Released Party and Employee; provided, however, that notwithstanding the foregoing, nothing contained in this Section 1(a) shall in any way diminish or impair any rights Employee may have under the Retention and Severance Agreement between Employee and Morningstar Foods, LLC, dated [            ] (the “Retention Agreement”), or any right or claim that cannot be waived by applicable law. In addition, Employee represents that no incident has occurred during Employee’s employment with the Company that could form the basis for any claim by Employee against the Company for any work-related injury.

(b) Employee acknowledges and agrees that (i) the Company and the other Released Parties have fully satisfied any and all obligations owed to Employee arising out of or relating to Employee’s employment with the Company through the date upon which Employee executes this Agreement and (ii) no further sums are owed to Employee by the Company or any of the other Released Parties arising out of or relating to Employee’s employment with Employer, except as expressly provided in the Retention Agreement.

2. Consideration and Revocation Period.

(a) Employee acknowledges that the Company has advised Employee of Employee’s right to consult with an attorney prior to executing this Agreement. Employee has carefully read and fully understands all of the provisions of this Agreement. Employee is entering into this Agreement knowingly, freely and voluntarily in exchange for good and valuable consideration.

(b) Employee has been given [twenty-one] [forty-five (45)] calendar days to consider the terms of this Agreement, although Employee may sign it sooner[; and Employee has been given a disclosure indicating the job titles and ages of individuals being offered severance. (See Attachment A).1]

(c) Employee will have seven (7) calendar days from the date on which Employee signs this Agreement to revoke Employee’s consent to the terms of this Agreement. Such revocation must be in writing and must be addressed as follows: [INSERT NAME AND APPROPRIATE ADDRESS]. Notice of such revocation must be received within the seven (7) calendar days referenced above.

(d) In the event of such revocation by Employee, this Agreement shall not become effective and Employee shall not have any of the rights under Section 2(e) or Section 3(b) of the Retention Agreement, nor shall the Employee be entitled to any of the payments or benefits set forth in Section 2(e) or Section 3(b) of the Retention Agreement.

(e) Provided that Employee does not revoke this Agreement within the time period set forth in Section 2(c) above, this Agreement shall become effective on the eighth calendar day after the date upon which Employee signs it.

3. Assignment. This Agreement is personal to Employee and may not be assigned by Employee. This Agreement is binding on, and will insure to the benefit of, the Company and the other Released Parties, together with their successors and assigns.

4. No Admission of Wrongdoing. Nothing herein is to be deemed to constitute an admission of wrongdoing by the Company or any of the other Released Parties.

[1]	Disclosure to be attached by Company.

5. Covenants of Nondisclosure and Confidentiality. Employee covenants not to use or impart to any other person, corporation, or entity any trade secrets or confidential information that Employee has acquired while an employee of the Company. Employee agrees and acknowledges that such matters include, but are not limited to certain personnel, business, financial, technical and other proprietary information and materials, any and all individual names, collections of names, addresses, and telephone numbers of the Company’s employees (whether previous or current), any customers, prospective customers for products, as well as any sales, marketing, financial data, or strategic planning information that relates to any business activities of the Company, its subsidiaries and affiliates. Employee further agrees that, in the event it appears that Employee will be compelled by law or judicial process to disclose any such confidential information to avoid potential liability, Employee will notify the Company in writing immediately upon Employee’s receipt of a subpoena or other legal process.

6. Property of the Company. Employee hereby agrees to return and certifies that Employee has returned any and all computer programs and/or data disks, files, records, or information of any sort with regard to such confidential information (as referred to in Section 5), trade secrets, or any other business of the Company. Employee further agrees to return and certifies that Employee has returned all other property of the Company to the Company, including vehicles or all keys, security passes or other means of access to the Company’s plants or other facilities.

7. Confidentiality of Agreement and Nondisparagement. Employee agrees that the terms of this Agreement shall be and remain confidential and shall not be disclosed by Employee to any party other than Employee’s spouse, attorney, accountant, or tax preparer if such persons have agreed to keep such information confidential and except as may be compelled by valid legal process. Employee agrees that Employee will not make or cause to be made any statements, observations or opinions, or communicate any information (whether oral or written) that disparages or is likely in any way to harm the reputation of the Company, or its shareholders, representatives, agents, associates, servants, employees, attorneys, officers, directors, trustees, successors, and assigns.

8. Restrictive Covenants. Employee acknowledges that any post-employment restrictive covenants contained in any Restricted Stock Unit Award Agreement or Non-Qualified or Incentive Stock Option Agreement previously presented to and accepted by Employee continue in full force in effect after the date of termination. Such restrictive covenants include, but are not limited to, covenants of non-disclosure, non-solicitation of customers and employees, and non-competition that are contained in the Restricted Stock Unit Award Agreements or Non-Qualified or Incentive Stock Option Agreements previously presented to and accepted by Employee.

9. Remedies. Employee acknowledges that the Company is engaged in a highly competitive business and that the trade secrets and confidential information referred to in Section 5 above are of great significance in the various markets in which it is active. Employee further agrees that the restrictions contained in Sections 5, 7 and 8 above are reasonable and necessary in order to protect the good will and legitimate business interests of the Company and that any violation thereof would result in irreparable injury to the Company. Employee further acknowledges and agrees that, in the event of any violation thereof, the Company shall be authorized and entitled to obtain from any court of competent jurisdiction temporary, preliminary, and/or permanent injunctive relief as well as an equitable accounting of all profits and benefits arising out of such violation, which rights and remedies shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled. Additionally, in the event that Employee breaches any of the covenants and restrictions contained in Sections 5, 7 and 8 of this Agreement, Morningstar Foods, LLC shall have the right to immediately cease making further severance and/or other payments provided for under Section 2(e) and Section 3(b) of the Retention Agreement and shall have the right to collect the amounts previously paid to Employee pursuant to Section 2(e) and Section 3(b) of the Retention Agreement. Employee agrees that the exercise of such rights by Morningstar Foods, LLC shall not make this Agreement or any release contained herein void or voidable.

10. No Complaints Filed. Employee represents that Employee has not filed any complaints, claims, or actions against the Company, or any subsidiary or related Companies, or against any of the officers, agents, directors, supervisors, employees, or representatives of the Company, or any subsidiary or related Companies with any state, federal, or local agency or court and that Employee will not do so at any time hereafter. However, nothing in this Agreement shall be construed to prohibit Employee from filing a charge or complaint, including a challenge to the validity of this Agreement, with the Equal Employment Opportunity Commission or participating in any investigation or proceeding conducted by the Equal Employment Opportunity Commission.

11. Regulatory Compliance. Employee acknowledges and agrees that it is the Company’s policy, communicated to Employee and other employees, that employees are requested to bring to the Company’s attention any incidents of misconduct or wrongdoing in the area of regulatory compliance, both governmental and industry. Employee hereby affirms that Employee has acted in accordance with such policy and that Employee has, at this time, no knowledge of any such incident, which Employee has not brought to the attention of the Company.

12. Governing Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas, without regard to principles of conflicts of laws applicable therein. Any action brought to enforce the terms of this Agreement shall be brought in the court of the State of Texas which has subject matter jurisdiction.

13. Entire Agreement. This Agreement, and all documents executed pursuant hereto, constitute the entire agreement of the parties with respect to the subject matter hereof, and supersede any prior written or oral agreements, representations, warranties, or statements. Employee represents that, in executing this Agreement, Employee has not relied upon any representation or statement made by the Company or any of the other Released Parties, other than those set forth herein, with regard to the subject matter, basis or effect of this Agreement or otherwise.

14. Enforceability. In the event that any one or more of the provisions of this Agreement is held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remainder hereof will not in any way be affected or impaired thereby and any such provision or provisions will be enforced to the fullest extent permitted by law.

IN WITNESS WHEREOF, Employee has executed this Agreement on the date indicated below.

EMPLOYEE

KEVIN C. YOST

Date: